THIRD AMENDMENT

TO

OMNIBUS AGREEMENT

This Third Amendment to Omnibus Agreement (this "Amendment") is dated as of May 9, 2007 and entered into by and among DCP Midstream, LLC, a Delaware limited liability Company, formerly known as Duke Energy Field Services, LLC ("DCP Midstream"), DCP Midstream GP, LLC, a Delaware limited liability company ("DCP GP"), DCP Midstream GP, LP, a Delaware limited partnership (the "General Partner"), DCP Midstream Partners, LP, a Delaware limited partnership (the "MLP"), and DCP Midstream Operating, LP (the "OLP"). The above-named entities are sometimes referred to in this Amendment each as a "Party" and collectively as the "Parties".

RECITALS

A.
The Parties entered into that certain Omnibus Agreement dated as of December 7, 2005, as amended by that certain First Amendment to Omnibus Agreement dated April 1, 2006, as further amended by that certain Second Amendment to Omnibus Agreement dated November 1, 2006 (together referred to as the "Omnibus Agreement") (capitalized terms used but not defined herein shall have the meaning given thereto in the Omnibus Agreement).

B.
The Parties desire to amend Section 3.3 of the Omnibus Agreement to adjust the fixed general and administrative expenses to take into account the Anadarko assets acquired by the MLP in the transaction set forth in that certain Purchase and Sale Agreement among Anadarko Gathering Company, Anadarko Energy Services Company and the MLP dated as of March 7, 2007 (the “Anadarko Purchase and Sale Agreement”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledge, the Parties hereby agree as follows:

1.	Omnibus Agreement Amendment. The Omnibus Agreement is hereby amended by replacing Section 3.3(a) in its entirety with the following:

"The amount for which DEFS shall be entitled to reimbursement from the Partnership Group pursuant to Section 3.1(b) for general and administrative expenses associated with the original assets that were part of the MLP’s initial public offering shall be a fixed fee equal to $4.8 million through calendar year 2006 (the “IPO G&A Expenses Limit”). After calendar year 2006, the IPO G&A Expenses Limit shall be increased annually by the percentage increase in the Consumer Price Index - All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year (the “CPI Adjustment”). The amount for which DEFS shall be entitled to reimbursement from the Partnership Group pursuant to Section 3.1(b) for general and administrative expenses associated with the contribution of the GSR assets to the MLP in the Contribution Agreement shall be a fixed fee equal to $2.0 million for calendar years 2006 and 2007 (the "GSR G&A Expenses Limit"), but shall be prorated for calendar year 2006 based on the number of days remaining in calendar year 2006 following the Closing Date (as that term is defined in the Contribution Agreement). The amount for which DEFS shall be entitled to reimbursement from the Partnership Group pursuant to Section 3.1(b) for general and administrative expenses associated with the acquisition of the Anadarko assets to the MLP in the Anadarko Purchase and Sale Agreement shall be a fixed fee equal to $200,000 for calendar year 2007 (the "Anadarko G&A Expenses Limit"), but shall be prorated for calendar year 2007 based on the number of days remaining in calendar year 2007 following the Closing Date (as that term is defined in the Anadarko Purchase and Sale Agreement). After calendar year 2007, the GSR G&A Expenses Limit and the Anadarko G&A Expenses Limit shall be increased by the CPI Adjustment. In the event that the Partnership Group makes any additional acquisitions of assets or businesses or the business of the Partnership Group otherwise expands following the date of this Agreement, then the IPO G&A Expenses Limit, the GSR G&A Expenses Limit and/or the Anadarko G&A Expenses Limit shall be appropriately increased in order to account for adjustments in the nature and extent of the general and administrative services by DEFS to the Partnership Group, with any such increase subject to the approval of both the Special Committee of DCP GP’s Board of Directors and DEFS. For time periods after calendar year 2008, DEFS and the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the Partnership in accordance with the terms of the Partnership Agreement.

2.	Acknowledgement. Except as amended hereby, the Omnibus Agreement shall remain in full force and effect as previously executed, and the Parties hereby ratify the Omnibus Agreement as amended hereby.

3.
Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered (including by facsimile) to the other Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EACH OF THE UNDERSIGNED, intending to be legally bound, has caused this Amendment to be duly executed and delivered to be effective as of May 9, 2007, regardless of the actual date of execution of this Amendment.

DCP MIDSTREAM, LLC

By:	/s/ Brent L. Backes
Name: Brent L. Backes Title: Group Vice President, General Counsel and Corporate Secretary

DCP MIDSTREAM GP, LLC

By:	/s/ Michael S. Richards
Name: Michael S. Richards Title: Group Vice President, General Counsel and Corporate Secretary

DCP MIDSTREAM GP, LP

By: DCP MIDSTREAM GP, LLC, its general partner

By:	/s/ Michael S. Richards
Name: Michael S. Richards Title: Vice President, General Counsel and Secretary

DCP MIDSTREAM PARTNERS, LP

By: DCP MIDSTREAM GP, LP, its general partner

By: DCP MIDSTREAM GP, LLC, its general partner

By:	/s/ Michael S. Richards
Name: Michael S. Richards Title: Vice President, General Counsel and Secretary

DCP MIDSTREAM OPERATING, LP

By:	/s/ Michael S. Richards
Name: Michael S. Richards Title: Vice President, General Counsel and Secretary